Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217223

PROSPECTUS SUPPLEMENT NO. 9 APRIL 4, 2018
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II
SUPPLEMENT NO. 9 DATED APRIL 4, 2018
TO THE PROSPECTUS DATED SEPTEMBER 20, 2017
This document supplements, and should be read in conjunction with, the prospectus of Griffin Capital Essential Asset REIT II, Inc. dated September 20, 2017 and Supplement No. 8 dated March 19, 2018, which amended and superseded all prior supplements. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•
the daily net asset value, or "NAV", per share, as determined in accordance with our valuation procedures, for each business day from March 1, 2018 through March 31, 2018, for each of our classes of common stock; and

•	an update regarding our IPO share redemption program.
Daily Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from March 1, 2018 through March 31, 2018.

Date	NAV per Share

	Class T	Class S	Class D	Class I	Class A	Class AA	Class AAA
March 1-7, 2018	$9.59	$9.58	$9.58	$9.58	$9.56	$9.56	$9.56
March 8, 2018	$9.59	$9.59	$9.59	$9.58	$9.56	$9.56	$9.56
March 9, 2018	$9.59	$9.59	$9.58	$9.58	$9.56	$9.56	$9.56
March 12, 2018	$9.60	$9.59	$9.58	$9.59	$9.56	$9.56	$9.56
March 13-16, 2018	$9.60	$9.59	$9.58	$9.59	$9.57	$9.56	$9.56
March 19, 2018	$9.60	$9.59	$9.59	$9.59	$9.57	$9.57	$9.56
March 20-26, 2018	$9.60	$9.59	$9.59	$9.59	$9.57	$9.57	$9.57
March 27, 2018	$9.61	$9.60	$9.59	$9.59	$9.57	$9.57	$9.57
March 28-29, 2018	$9.61	$9.60	$9.59	$9.60	$9.57	$9.57	$9.57
On any business day, our share sales are made based on the day's applicable NAV per share. On each business day, our NAV per share for each class of common stock is (1) posted on our website,  www.griffincapital.com, (2) made available on our toll-free, automated telephone line, 1-888-926-2688, and (3) made available on www.nasdaq.com.
IPO Share Redemption Program

On March 30, 2018, our board of directors amended our IPO share redemption program. The key change to the IPO share redemption program is that after one year from the purchase date, a stockholder will be able to redeem at 100% of the NAV of the applicable share class. The amendment will take effect on May 2, 2018.